Exhibit 10.4

VIRACTA THERAPEUTICS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) by and between Viracta Therapeutics, Inc. (the “Company”) and Ivor Royston, M.D. (“Executive”) is effective as of August 12, 2021.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, effective as of April 3, 2017 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend the Original Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.
Section 6 of the Original Agreement. Section 6 of the Original Agreement is hereby amended and restated to read as follows:
(a)
Non-CIC Qualified Termination. If the Company terminates Executive’s employment with the Company outside of the Change in Control Period (as defined below) other than for Cause (as defined below), death or Disability (as defined in the Company’s 2021 Equity Incentive Plan (the “Plan”)), or Executive resigns from Executive’s employment with the Company for Good Reason (as defined below) (such a termination, a “Qualified Termination”), then, subject to Section 6, Executive will be entitled to the following:
(i)
continued payment of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, for a period of fifteen (15) months following the date of the Qualified Termination, with the first payment paid on the first Company payroll date following the effective date of the Release (as defined below) (and to include any amounts that otherwise would have been paid between the termination date and the payment date);
(ii)
reimbursement by the Company for the cost of premiums for Executive and Executive’s covered dependents, if any, for group health insurance continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to fifteen (15) months following Executive’s termination of employment (the “COBRA Premium Reimbursement”), provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section; and
(iii)
payment of any earned but unpaid Target Bonus with the payment paid on the first Company payroll date following the effective date of the Release.
(b)
CIC Qualified Termination. Upon a Qualified Termination occurring during the period beginning three (3) months prior to a Change in Control (as defined in the Plan) and ending twelve (12) months following a Change in Control (the “Change in Control Period”) Period, then, subject to Section 6, Executive will be entitled to the following:
(iv)
a lump sum payment equal to eighteen (18) months of Executive’s annual Base Salary, at the level in effect immediately prior to Executive’s termination date, paid on the first Company payroll date following the effective date of the Release;
(v)
a lump sum payment equal to one hundred fifty percent (150%) of Executive target bonus for the year in such the Qualified Termination occurred, paid on the first Company payroll date following the effective date of the Release;
(vi)
COBRA Premium Reimbursement for up to eighteen (18) months following Executive’s termination of employment, provided that (x) Executive and Executive’s covered dependents timely elect and remain eligible for continued coverage under COBRA and (y) such COBRA Premium Reimbursement does not result in excise tax penalties for the Company under applicable laws (including, without limitation, Section 2716 of the Public Health Service Act). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Executive a taxable payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence in the month following the month of the termination date and continue for the period of months indicated in this section;
(vii)
one hundred percent (100%) of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to the date of such Qualified Termination shall immediately vest and become exercisable (but, in no case, will more than 100% of the shares subject to any award vest and become exercisable); provided, however, that any stock options or other equity award held by Executive that, at any time such equity award is outstanding, is subject to performance-based vesting, will vest assuming target performance. For purposes of clarity, any stock options or other equity award held by Executive as of any Qualified Termination not within the Change in Control Period will remain outstanding for three (3) months following such Qualified Termination in order to give effect to this provision.

(c)
Change in Control. Upon a Change in Control (as defined in the Stock Plan), then 50% of the unvested portion of any stock options or other equity award held by Executive that remain outstanding as of immediately prior to such Change in Control shall immediately vest and become exercisable.
(d)
Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of that a Change in Control occurs within three (3) months following a Qualified Termination, any severance payments and benefits to be provided to the Executive under Section 5(b) will be reduced by any amounts that already were provided to the Executive under Section 5(a).
(e)
Termination for Cause, Death or Disability; Voluntary Resignation without Good Reason. If Executive’s employment with the Company terminates voluntarily by Executive for any reason (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect and subject to any conditions set forth by the Company as to the receipt of such severance benefits.
2.
Miscellaneous. This Amendment shall be and is hereby incorporated in and forms a part of the Original Agreement. All other terms and provisions of the Original Agreement shall remain unchanged except as specifically modified herein. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. This Amendment may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment (in the case of the Company, by a duly authorized officer or director), effective as of the date set forth above.

COMPANY:

VIRACTA THERAPEUTICS, INC.

/s/ Daniel Chevallard

By: Daniel Chevallard

Title: COO & CFO

EXECUTIVE:

/s/ Ivor Royston

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]